EXHIBIT 10.17
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 22 day of June, 2008, to be effective as of August 1, 2008, between TASER International, Incorporated (the “Company”), located at 17800 North 85th Street, Scottsdale, Arizona 85255 and Jas Dhillon (the “Executive”).
          RECITALS:
     WHEREAS, the Company wishes to provide for the employment of Executive as its Chief Strategy Officer and General Manager, TASER Virtual Systems Division, (title to change to Chief Strategy Officer and President of TASER Virtual Systems pursuant to Section 1 below) for the term, and on the conditions, set forth herein; and
     WHEREAS, Executive desires to be assured of certain minimum compensation from Company for Executive’s services during the term hereof and to be protected, and compensated, in the event of any change in control affecting the Company; and,
     WHEREAS, Company desires reasonable protection of Company’s confidential business and technical information which has been developed by the Company in recent years and will be developed in the future at substantial expense.
     NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive each intend to be legally bound, covenant and agree as follows:
1. EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, Company hereby employs Executive as its Chief Strategy Officer and General Manager, TASER Virtual Systems Division, and Executive accepts such employment. Executive’s title shall change to Chief Strategy Officer and President of TASER Virtual Systems effective upon the reporting of the Company’s financial results after the close of any calendar year during which Software as a Service annual revenues achieve $1.0 million dollars. Except as expressly provided herein, the termination of this Agreement by either party shall also terminate Executive’s employment by the Company.
2. DUTIES. Executive shall be responsible for managing and directing Strategy Development, Business Development, Program Management for new product development, R&D and operations of the Company’s Virtual Systems Division. Executive shall devote his full-time and best efforts to the Company and shall fulfill the duties of his position which shall include such duties as may, from time to time, be assigned to him by the Chief Executive Officer, Chairman or Board of Directors of the Company, provided such duties are reasonably consistent with Executive’s title, position, education, experience and background. Executive may base his home office anywhere within a two hour flight of Scottsdale, Arizona and shall spend an average of three (3) business days each week present at and working out of the Company’s Scottsdale, Arizona headquarters. Company shall pay all reasonable and necessary travel expenses to and from Executive’s home office location and Scottsdale, and shall pay all reasonable and necessary accommodations for Executive while in Scottsdale.
3. OUTSIDE ACTIVITIES. Nothing in this Agreement shall preclude Executive, with the Company’s prior approval, from serving on any board of directors, board of managers, or other board of advisors for companies or organizations, which will not present any conflict of interest with the Company or adversely affect the performance of Executive’s duties hereunder. Executive shall provide to the Company a list of current board memberships as of the effective date of this Agreement for the Company’s review and approval.
4. TERM. Subject to the provisions of Sections 7 and 12 hereof, Executive’s employment shall commence on the effective date hereof (the “Employment Date”) and continue for a period of one year (the “Initial Term”), but shall be automatically extended, unless otherwise terminated in accordance with Section 7 herewith, for additional consecutive one-year terms on each anniversary date (each, an “Additional Term”), thereafter. Failure by the Company to renew this Agreement on each anniversary date as stated above shall be deemed a termination of this Agreement without Cause, in accordance with Section 7. The Initial Term and any Additional Terms are collectively referred to herein as the “Term.” In any event, this Agreement shall automatically terminate, without notice, when Executive reaches 70 years of age. If employment is continued after the age of 70 by mutual agreement, it shall be terminable at will by either party.
5. COMPENSATION.
     (a) Base Salary. For services rendered under this Agreement during the 2008 calendar year of this Agreement, which amount shall be prorated to Executive’s employment start date, the Company shall pay Executive a base salary at the monthly rate of $20,883.33 (equivalent to an annual rate of $250,000.00), payable in accordance with the existing payroll practices of the Company and applicable law (the “Base Salary”). Base Salary shall mean regular cash compensation paid on a periodic basis, exclusive of any and all benefits, bonuses or other incentive payments made or obligated by Company to Executive hereunder. In subsequent years, Executive’s Base Salary may be annually increased based upon a performance review conducted by the Company’s CEO and a compensation review conducted by the Compensation Committee of the Company’s Board of Directors. Such review will be based upon both individual and

Company performance and shall be completed by the employment anniversary date of each subsequent year during the Term. Executive’s Base Salary may be decreased no more than ten percent (10%) at any time if the Company’s performance requires that all senior management executives take a reduction in Base Salary as determined by the Compensation Committee.
     (b) Bonus Compensation. During the Term, in addition to the Base Salary, Executive shall be eligible to earn an annual cash bonus pursuant to the TASER Bonus Plan. Executive’s bonus opportunity for calendar year 2008 shall be thirty-five percent (35%) of Executive’s Base Salary (on a prorated basis based on Executive’s Employment Date). Any annual bonus paid to Executive pursuant to this Agreement shall be paid not later than March 15 of the following calendar year, so as to fully qualify as a “short term deferral” exemption pursuant to Internal Revenue Code (the “Code”) Section 409A and related regulations. In addition to the foregoing annual bonus, Executive shall be paid a signing bonus of twenty-five thousand dollars ($25,000.00) upon his first day of employment with the Company and shall be paid an additional holiday bonus not later than December 31, 2008 of twenty-five thousand dollars ($25,000.00), conditioned upon Executive’s continued employment with the Company as of December 31, 2008.
     (c) Stock Options. The Company shall grant to Executive on the Employment Date an option to purchase three hundred thousand (300,000) shares of the Company’s common stock (the “Initial Grant”). The exercise price of options granted pursuant to the Initial Grant shall be the closing price of the Company’s common stock on the date of grant. The options granted pursuant to the Initial Grant shall be considered incentive stock options to the extent allowed by law and the Company’s 2004 Stock Option Plan and shall vest as follows:
(i)	Options for one hundred fifty thousand (150,000) shares (the “Time Based Options”) shall vest and be exercisable ratably at the rate of 1/36 each month over a period of three (3) years upon completion of each month of service commencing upon the Employment Date, with 100% of such Time Based Options becoming fully vested after three (3) years of continuous employment with the Company.

(ii)	Options for the remaining balance of one hundred fifty thousand (150,000) shares (the “Performance Options”) shall vest and be exercisable based upon achievement of certain performance criteria as follows: (i) fifty thousand (50,000) shares of the Performance Options shall vest effective upon the date of the reporting of the Company’s financial results after the close of any calendar year during which annual sales from TASER AXON + AXON accessories and software are equal to or greater than $5.0 million; and (ii) fifty thousand (50,000) shares of the Performance Options shall vest effective upon the date of the reporting of the Company’s financial results after the close of any calendar year during which annual sales from TASER AXON + AXON accessories and software are equal to or greater than $15.0 million; and (iii) fifty thousand (50,000) shares of the Performance Options shall vest effective upon the date of the reporting of the Company’s financial results after the close of any calendar year during which annual sales from TASER Software as a Service are equal to or greater than $5.0 million. Executive must be an employee of the Company on each vesting date as a condition of any vesting, except for any accelerated vesting of stock options pursuant to this Agreement.
     (d) Fringe Benefits. In addition to the compensation and incentive payments payable to Executive as provided in Sections 5(a) through (c) above:
(i)	Paid Time Off. Executive shall be entitled to accrue twenty one (21) days annual Paid Time Off (“PTO”) during each calendar year. All such PTO time shall accumulate, so that if Executive’s full PTO benefit is not taken in a particular calendar year, any unused portion shall be carried into subsequent years; however, such accumulation shall not exceed a reasonable cap of 1 1/2 times Executive’s annual accrual rate.

(ii)	Long Term Disability. The Company shall also maintain (so long as such insurance is available at commercially standard rates) long-term disability insurance coverage for Executive pursuant to the provisions of the Plan Summary.

(iii)	Health Insurance and Other Benefits. Executive shall be entitled to participate in the Company’s Health, Medical, Dental, 401(k) Plan and Eye Care Insurance programs and all other benefit programs offered by the Company to its full-time executive employees. The Company shall pay fifty percent (50%) of Executive’s actual expense for COBRA premiums for continuation coverage for Executive and his qualified dependents through the health insurance plan offered by Executive’s current employer for a period of eighteen (18) months, at which time Executive and his qualified dependents shall transition directly onto the TASER health care plan.
     (e). Compliance with Section 409A of the Internal Revenue Code; Short-Term Deferrral Exemption. This Agreement is intended, to the maximum extent possible, to avoid treatment of any compensation provided pursuant to this Agreement as “deferred compensation” subject to Section 409A of the Internal Revenue Code (the “Code”). Accordingly, this Agreement shall be interpreted in accordance with the following provisions:
(i)	Short Term Deferral Exemption. Specified compensation provided pursuant to this Agreement is intended to be paid not later than the later of: (i) the fifteenth day of the third month following Executive’s first taxable year in which such benefit is accrued and is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth day of the third month following the first taxable year of the Company in which such benefit is accrued and is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A of the Code and any Treasury Regulations and other guidance issued thereunder. The date determined under this subsection is referred to as the “Short-Term Deferral Date.” Any benefits provided pursuant to this Agreement upon Executive’s separation from service, which by their terms are not to be actually or constructively received by Employee on or before the Short-Term Deferral Date, to the extent such benefit constitutes a deferral of compensation subject to Code Section 409A, shall be paid pursuant to a fixed schedule of payments within the meaning of Section 409A of the Code and not subject to modification or acceleration.

(ii)	Payment after Short Term Deferral Date; Specified Employees. Notwithstanding anything to the contrary herein, in the event that any compensation provided pursuant to this Agreement is not actually or constructively received by Executive on or before the Short-Term Deferral Date, to the extent such compensation, or any portion thereof, constitutes a deferral of compensation subject to

Code Section 409A, then: (A) subject to clause (B), such benefit shall be paid upon Executive’s separation from service, with respect to the Company and its affiliates within the meaning of Section 409A of the Code; and (B) if Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code as of the date of any separation from service with respect to the Company and its affiliates, no payment of deferred compensation subject to Code Section 409A may be made to Executive before the date that is six months after the date of separation from service (or, if earlier, the date of death of the specified employee), and, in such case, any payments shall be accumulated and paid on the first date of the seventh month following separation from service; provided, however, that any payment or portion thereof which is subject to an exemption for separation pay to specified employees as provided under Treasury Regulation § 1.409A, or is subject to any other exemption provided under Treasury Regulation § 1.409A allowing for payment to a specified employee prior to the date that is six months after the date of separation from service, may be paid to Executive upon separation from service.
     (f) Withholding. All payments required to be made by the Company under this Agreement to Executive will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.
6. BUSINESS EXPENSES. The Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all customary reasonable and necessary business expenses (including the advancement of certain expenses) incurred by the Executive in performing his duties as an executive of the Company, provided that Executive accounts promptly such expenses to Company in the manner prescribed from time to time by the Company.
7. TERMINATION. Subject to the respective continuing obligations of the parties pursuant to Sections 8 through 14, this Agreement may be terminated prior to the expiration of its then remaining applicable Term only as follows, and the compensation due and owing by the Company to Executive following any termination under this Section 7 shall be paid as set forth in Section 8:
     (a) By the Company. The Company may terminate this Agreement under the following circumstances, :
(i)	For “Cause”. The Company may terminate this Agreement on thirty (30) days written notice to Executive for “Cause”. For purposes of this Agreement, “Cause” shall be defined as: (1) Executive’s commission of, or assistance to or conspiracy with others to commit, fraud, misrepresentation, theft or embezzlement of Company assets; (2) Executive’s material intentional violations of law or of material Company policies; (3) Executive’s repeated insubordination; or (4) Executive’s material breach of the provisions of this Agreement, including specifically the repeated failure to perform Executive’s duties as required by Section 2 hereof after written notice of such failure from Company; provided, however, in the event of any proposed termination related to Executive’s performance, Executive’s termination shall only be effective upon the expiration of a thirty (30) day cure period following written notice by the Company and a lack of adequate corrective action having been undertaken by Executive to the reasonable satisfaction of the Company during said cure period.

(ii)	Without “Cause”. The Company may terminate this Agreement upon six (6) months written notice without “Cause.”

(iii)	Death. If Executive should die during the Term of this Agreement, this Agreement shall thereupon terminate effective on the date of Executive’s death.

(iv)	Disability. In the event that Executive should become “Disabled” during the Term of this Agreement, this Agreement shall terminate. For purposes of this Agreement, “Disability” means that Executive is physically or mentally disabled from performing the essential functions of Executive’s position, by reason of either: (i) Executive is unable to perform Executive’s duties under this Agreement by reason of any medically determinable physical or mental impairment that is expected to result in death or is expected to last for a continuous period of not less than twelve (12) months; or (ii) Executive is, by reason of any medically determinable physical or mental impairment that is expected to result in death or is expected to last for a continuous period for not less than twelve (12) months, receiving income replacement benefits for a period of not less than twelve (12) months under a long term disability insurance plan covering Executive. Notwithstanding anything expressed or implied above to the contrary, the Company will fully comply with its obligations under the Americans with Disabilities Act and with any other applicable federal, state or local law, regulation or ordinance, governing the employment of individuals with disabilities.
     (b) By Executive. Notwithstanding anything in this Agreement to the contrary, express or implied, this Agreement (and Executive’s employment) may be terminated by Executive as follows:
(i)	For “Good Reason,” which shall be defined as: (i) a material reduction of Executive’s duties, authority or responsibilities, in effect immediately prior to such reduction; provided, however, that in the event of a Change of Control as defined herein, the differences in job title and duties that are normally occasioned by reason of an acquisition of one company or by another and which do not actually result in a material change in duties, authority and responsibilities inconsistent with Executive’s prior position with the acquired company do not constitute “Good Reason”; and further provided that, absent a Change of Control, changes by the Company’s Board of Directors to Executive’s specific job duties or reporting relationships which do not materially diminish Executive’s authority and responsibilities do not constitute “Good Reason”; (ii) a material reduction of Executive’s then-existing Base Salary; or (iii) the Company’s material breach of this Agreement; provided however, that the Company shall have received written notice from Executive of the event or condition constituting “Good Reason” within thirty (30) days of the initial existence of such event or condition and specifying that Executive intends to terminate his employment for such Good Reason, specifying the facts and circumstances constituting Good Reason pursuant to any one or more of the foregoing conditions, and notwithstanding such notice by Executive, the Company fails to remedy the specified condition within thirty (30) days after receipt of such notice.

(ii)	At any time, without Good Reason, for any reason or no reason whatsoever by giving thirty (30) days written notice to Employer.

8. COMPENSATION PAYABLE FOLLOWING EARLY TERMINATION.
     (a) In the event of any termination by the Company pursuant to Section 7(a), Executive shall be paid as follows:
(i)	In the event of termination pursuant to Section 7(a)(i) (for “Cause”), Executive’s Base Salary shall continue to be paid on a semi-monthly basis for a period of sixty (60) days from the effective date of such termination following the expiration of the notice period provided for in Section 7(a)(i), and Executive shall also be entitled to continue to participate in those benefit programs, as then in effect, provided by the Company to its senior executives as of the effective date of any such termination, for a period of twelve (12) months, or for such longer period as required by law, following such termination at Executive’s expense;

(ii)	In the event of termination of this Agreement by reason of Executive’s death, Executive’s Base Salary shall continue to be paid on a semi-monthly basis to Executive’s designated beneficiary or as otherwise provided by applicable law for a period of eighteen (18) months following Executive’s death;

(iii)	In the event of termination of this Agreement by reason of Executive’s Disability, Executive’s Base Salary shall continue to be paid on a semi-monthly basis for eighteen (18) months following a final determination of Executive’s Disability pursuant to Section 7(a)(iv). Any such payments to Executive arising from a termination of this Agreement due to Executive’s Disability shall first be provided and paid pursuant to the Company’s existing disability insurance policy, as then in effect, but shall be further supplemented to the extent provided by this Agreement such that the combined amount of all such payments during any month following a termination for Disability does not exceed Executive’s monthly Base Salary in effect as of the date of termination.; and

(iv)	In the event of any termination by the Company pursuant to Section 7(a)(ii) (without “Cause”), Executive’s Base Salary shall continue to be paid on a semi-monthly basis for a period of twelve (12) months following the expiration of the six (6) month notice period provided for in Section 7(a)(ii).
     (b) In the event of any termination by Executive pursuant to Section 7(b), Executive shall be paid as follows:
(i)	If Executive terminates Executive’s employment with the Company pursuant to Section 7(b)(ii) without “Good Reason,” the Company shall pay to the Executive any accrued, unpaid Base Salary payable as in effect on the Date of Termination, together with all other payments required by applicable law;

(ii)	In the event of any termination by Executive pursuant to Section 7(b)(i) for “Good Reason,” Executive’s Base Salary shall continue to be paid on a semi-monthly basis for a period of twelve (12) months following the effective date of any such termination for Good Reason, together with all other payments required by applicable law.
     (c) In the event of termination by the Company by reason of Executive’s death, disability, termination without Cause; any termination by Executive for Good Reason; or any termination due to a Change in Control, as defined at Section 12:
(i)	Executive shall receive a pro rata portion (prorated through the date of termination of employment) of any bonus or incentive payment (for the year in which termination for any of the foregoing reasons occurred), to which he would have been entitled had he remained continuously employed for the full fiscal year in which termination for any of the foregoing reasons occurred and continued to perform his duties in the same manner as they were performed immediately prior to the death, disability or termination; and

(ii)	The right to exercise any unexpired and non-vested stock options previously granted to Executive as of the date of termination for any of the foregoing reasons shall immediately vest and accelerate such that all options granted to Executive as of the date of termination for any of the foregoing reasons shall become fully vested and immediately exercisable.
9. CONFIDENTIAL INFORMATION.
     (a) For purposes of this Section 9, the term “Confidential Information” means information which is not generally known and which is proprietary to Company, including: (i) trade secret information about Company and its services; and (ii) information relating to the business of Company as conducted at any time within the previous two (2) years or anticipated to be conducted by Company, and to any of its past, current or anticipated products, including, without limitation, information about Company’s research, development, services, purchasing, accounting, engineering, marketing, selling, leasing or servicing. All information which Executive has a reasonable basis to consider Confidential Information or which is treated by Company as being Confidential Information shall be presumed to be Confidential Information, whether originated by Executive, or by others, and without regard to the manner in which Executive obtains access to such information.
     (b) Executive will not during the term of this Agreement and following expiration or termination of this Agreement, use or disclose any Confidential Information to any person not employed by Company without the prior authorization of Company and will use reasonably prudent care to safeguard, protect and to prevent the unauthorized disclosure of, all of such Confidential Information.
     (c) All Confidential Information, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of the Company. All Confidential Information shall be immediately placed in the physical possession of the Company on the termination of Executive’s employment with the Company, or at any other time specified by the Company. The retention and use of duplicates in any form of any Confidential Information by Executive is strictly prohibited after the termination of Executive’s employment with the Company.

     (d) Upon termination of employment, for any reason, Executive agrees to return to the Company all hardware and documents relating to the Company, including but not limited to: all computers, PDAs, and cell phones, all disks and copies of software applications utilized by Executive, hard and soft copies of customer and product data, reports, analyses, manuals, correspondence, customer lists, computer programs, and all other materials and all copies thereof relating in any way to the Company’s business, or in any way obtained by Executive during the course of employment with the Company. Executive also agrees not to retain any copies of the foregoing.
10. INVENTIONS.
     (a) For purposes of this Section 10, the term “Inventions” means discoveries, improvements and ideas (whether or not in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable: (1) which relate directly to the business of the Company, or to the Company’s actual or demonstrably anticipated research or development; (2) which result from any work performed by Executive for the Company; (3) for which equipment, supplies, facilities or trade secret information of the Company is utilized; or (4) which were conceived or developed during the time Executive was obligated to perform the duties described in Section 2.
     (b) Executive agrees that all Inventions made, authored or conceived by Executive, either solely or jointly with others, during Executive’s employment with the Company (except as otherwise provided above), shall be the sole and exclusive property of the Company. Upon termination of this Agreement, Executive shall turn over to a designated representative of the Company all property in Executive’s possession and custody belonging to the Company. Executive shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of the Company which came into Executive’s possession at any time during the term of this Agreement.
     (c) Executive is hereby notified that this Agreement does not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed initially on the Executive’s own time and: (1) which does not relate: (a) directly to the business of the Company; or (b) to the Company’s actual or demonstrably anticipated research, development or products; or (2) which does not result from any work performed by Executive for the Company.
11. NON COMPETITION AND NONSOLICITATION.
     (a) Executive agrees that for a period of eighteen (18) months following termination of this Agreement for any reason (except in the case of termination of this Agreement pursuant to Section 12 because of a Change in Control, or any termination of this Agreement by the Company without Cause, or by Executive for Good Reason), he will not directly or indirectly, alone or as a partner, officer, director, or shareholder of any other firm or entity:
(i)	Solicit or attempt to influence any client, customer or other person to direct its purchase of products or services away from the Company ; (ii) solicit or encourage any employee of the Company to leave their employment with the Company or to seek employment by or with any competitor of the Company; and

(iii)	engage in any commercial activity in the United States in competition with the Company’s business in nonlethal weapons, or in video/audio products or services associated with digital evidence management for law enforcement, medical professionals and first responders.
     (b) In addition, Executive agrees that he will never disparage the services, business or reputation of the Company by making false or misleading statements to another person.
     (c) If at any time the provisions of this Section 11 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 11 will be considered divisible and will become and be immediately amended to only such area, duration, scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 11 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.
     (d) Executive warrants and represents that the restrictions contained in this Section 11 are reasonable and provide Executive with an adequate number and variety of employment alternatives during the period of restriction and that because of his varied skill and abilities, he does not need to compete for the Company’s products, clients, customers, or employees in order to make a living.
12. CHANGE IN CONTROL.
     (a) Termination In Connection With a Change In Control. It is expressly recognized that Executive’s position with the Company and agreement to be bound by the terms of this Agreement represent a commitment in terms of Executive’s personal and professional career which cannot be reduced to monetary terms, and thus, necessarily constitutes a forbearance of options now and in the future open to Executive in Company’s areas of endeavor. Accordingly, in the event of a Change of Control (as defined below), if Executive’s employment with the Company or any successor is terminated by the Company or any successor without Cause, or if Executive’s employment is terminated by Executive for “Good Reason,” in either case at any time within ninety (90) days preceding or twelve (12) months following the closing date of any transaction amounting to a “Change in Control” (as defined below), Executive shall be entitled to compensation as set forth in this Section 12.
     (b) For purposes of this Section 12, a “Change in Control” with respect to, or concerning, the Company shall mean any of the following, which shall be construed to conform to the definition set forth pursuant to regulations governing Section 409A of the Code:

(i)	A change in ownership of a substantial portion of the Company’s assets, defined as a transaction in which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets; or

(ii)	A change in the effective control of the Company, defined as either: (1) the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or (2) the date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; or

(iii)	A change in the ownership of the Company, defined as a transaction in which any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation.
     (c) Compensation Payable to Executive Upon Termination In Connection With a Change in Control. In the event of the termination of this Agreement in connection with any Change in Control under this Section 12, Executive shall be compensated as follows:
(i)	Executive shall be entitled to severance compensation in an amount equal to twenty-four (24) months of Executive’s Base Salary at the rate in effect as of the effective date of termination (the “Change In Control Benefit”). The Change In Control Benefit shall be payable in a single lump sum payment, less applicable withholding, not later than ten (10) business days after the effective date of any termination related to a Change in Control, as defined in Section 12(b) and in any event so as to fully qualify as a “short term deferral” under Section 409A of the Code and applicable regulations. Any Change In Control Benefit paid to Employee under this Section 12(c) shall be in lieu of, and not in addition to, any continuation of Base Salary provided for in Section 7 of this Agreement.; and

(ii)	Executive shall be entitled to continue to participate, at the Company’s expense, in those benefit programs and perquisites provided by subsection 5(d) hereof, for a period of the lesser of twenty-four (24) months following termination, or the maximum period provided pursuant to Section 409A of the Code during which any such post-separation benefit may be provided without violating Section 409A of the Code or becoming subject to treatment as deferred compensation resulting in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code; and

(iii)	Executive shall receive a pro rata portion (prorated through the date of termination of employment) of any bonus or incentive payment (for the year in which termination for any of the foregoing reasons occurred), to which he would have been entitled had he remained continuously employed for the full fiscal year in which termination for any of the foregoing reasons occurred and continued to perform his duties in the same manner as they were performed immediately prior to the death, disability or termination; and

(iv)	The right to exercise any unexpired and non-vested stock options previously granted to Executive as of the date of termination in connection with a Change In Control shall immediately vest and accelerate such that all options granted to Executive as of the date of termination in connection with a Change in Control shall become fully vested and immediately exercisable.

(v)	Notwithstanding any other provisions of this Agreement, or any other agreement, contract or understanding heretofore, or hereafter, entered into between the Company and Executive, if any “payments” (including without limitation, any benefits or transfers of property or the acceleration of the vesting of any benefits) and the nature of compensation under any arrangement that is considered contingent on a change in control for purpose of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), together with any other payments that Executive has the right to receive from the Company, or any corporation that is a member of an “affiliated group” (as defined in Section 1504A of the Code without regard to Section 1504B of the Code), of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G of the Code), the aggregate amount of such payments shall be reduced to equal the largest amount as would result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided however, Executive shall be entitled to designate and select among such payments that will be reduced, and/or eliminated, in order to comply with the forgoing provision of the Code.
13. NO ADEQUATE REMEDY. The parties declare that is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such person against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.
14. MISCELLANEOUS.
(a)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all successors and assigns of the Company, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Company and shall only be assignable under the foregoing circumstances and shall be deemed to be materially breached by Company if any such successor or assign does not absolutely and unconditionally assume all of Company’s obligations to Executive hereunder. Any such successor or assign shall be included in the term “Company” as used in this Agreement.
(b)	Notices. All notices, requests and demands given to, or made, pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address which:

(i)	In the case of Company shall be:
TASER International, Incorporated
17800 North 85th Street
Scottsdale, Arizona 85255
(ii)	In the case of the Executive shall be:
Jas Dhillon
1145 N. Patterson Ave.
Santa Barbara, California 93111
     Either party may, by notice hereunder, designate a change of address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the fifth business day thereafter, or when it is actually received, whichever is sooner.
(c)	Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

(d)	Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Arizona. Any dispute involving or affecting this agreement, or the services to be performed shall be determined and resolved by binding arbitration in the County of Maricopa, State of Arizona, in accordance with the Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, and with applicable law.

(e)	Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)	Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by any related document or by law.

(g)	Modification. This Agreement may not be, and shall not be, modified or amended except by a written instrument signed by both parties hereto.

(h)	No Conflicting Business. Executive agrees that he will not, during the term of this Agreement, transact business with the Company personally, or as an agent, owner, partner, shareholder of any other entity; provided, however, Executive may enter into any business transaction that is, in the opinion of the Company’s Board of Directors, reasonable, prudent or beneficial to the Company, so long as any such business transaction is at arm’s-length as though between independent and prudent individuals and is ratified and approved by the designated members of the Company’s Board of Directors.

(i)	Entire Agreement. This Agreement constitutes the entire Agreement and understanding between the parties hereto in reference to all the matters herein agreed upon; provided, however, that this Agreement shall not deprive Executive of any other rights Executive may have now, or in the future, pursuant to law or the provisions of Company benefit plans.

(j)	Counterparts. This Agreement shall be executed in at least two counterparts, each of which shall constitute an original, but both of which, when taken together, will constitute one in the same instrument.

(k)	Amendment. This Agreement may be modified only by written agreement executed by both parties hereto.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered the day and year first above written.

TASER INTERNATIONAL, INCORPORATED
/s/ Patrick W. Smith
Patrick W. Smith
Its: Chief Executive Officer

EXECUTIVE
/s/ Jas Dhillon
Jas Dhillon